UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 21, 2011 (Date of earliest event reported)
John D. Oil and Gas Company (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30502 (Commission File Number)	94-6542723 (I.R.S. Employer Identification No.)

8500 Station Street, Suite 345 Mentor, Ohio (Address of principal executive offices)	44060 (Zip Code)

(440) 255-6325 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

John D. Oil and Gas Company’s (the “Company”) $9.5 million line of credit with RBS Citizens, N.A. dba Charter One (“Charter One”) matured on August 1, 2009, at which time the Company was in default. This line of credit is guaranteed by Richard M. Osborne, the Company’s chairman of the board and chief executive officer. On August 24, 2009, Charter One received a judgment in its favor against the Company and Mr. Osborne related to this debt. On June 18, 2010, the Company, other parties, and Charter One entered into a forbearance agreement, pursuant to which Charter One agreed to forbear from enforcing its rights and remedies under the Company’s line of credit as well as the other parties’ loan agreements until July 1, 2011, subject to no further events of default including the payments due under the forbearance agreement. As of July 1, 2011, the forbearance period expired and the Company has not paid off the line of credit.

On October 3, 2011, Charter One instituted an action titled RBS Citizens, N.A. dba Charter One v. John D. Oil and Gas Co., et. al. in the United States District Court Northern District of Ohio Eastern Division claiming a default under the line of credit and seeking to foreclose upon property of the Company securing the line of credit and to appoint a receiver for the Company and certain companies owned or controlled by Mr. Osborne.

On November 21, 2011, Judge Christopher A. Boyko issued an order appointing Mark E. Dottore as receiver to marshal and maintain the value of the assets of the Company as well as certain companies owned or controlled by Mr. Osborne. The order authorizes Mr. Dottore to take control and possession of the Company’s accounting records, financial statements and assets and to manage the Company as he deems prudent.

The Company continues to meet with Charter One to attempt to reach a resolution satisfactory to both parties. Additionally, the Company continues to pursue alternative sources of financing. However, there can be no guarantee that the Company will reach agreement with Charter One or obtain alternate financing.

The description of the order appointing the receiver included in this Form 8-K is merely a summary and is subject to the full text of the order attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Order dated November 21, 2011 appointing Mark E. Dottore as receiver for the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John D. Oil and Gas Company By: /s/ Carolyn T. Coatoam Name: Carolyn T. Coatoam Title: Chief Financial Officer
Dated: November 28, 2011